Exhibit 99.1

PAN PACIFIC RETAIL PROPERTIES, INC.	TRADED: NYSE: PNP
1631 SOUTH MELROSE DRIVE, SUITE B
VISTA, CA 92081

Contact:

Carol Merriman, Investor Relations

(760) 598-2002

FOR IMMEDIATE RELEASE

Thursday, July 29, 2004

Pan Pacific Retail Properties Reports 2nd Quarter Results

Achieves Record Occupancy Gains and Leasing Results

Acquires $46mm Grocery-Anchored Center in Southern California

Reaffirms 2004 Earnings Guidance

SAN DIEGO, Calif., July 29, 2004 — Pan Pacific Retail Properties, Inc. (NYSE:PNP), the largest neighborhood shopping center real estate investment trust (REIT) focused exclusively on the West Coast, today announced results for the second quarter ended June 30, 2004. All per share amounts are on a diluted basis.

•	Funds From Operation (FFO)(1) per share of $0.84, which includes a one-time non-cash, non-operational charge of $0.04 per share (excluding this charge, FFO was $0.88 per share, representing an 8.6% increase over 2Q ‘03)

•	Net income of $23.1 million, which includes a one-time non-cash, non-operational charge of $1.9 million (excluding this charge, net income was $25.0 million)

•	Earnings per share of $0.57 which, includes a one-time non-cash, non-operational charge of $0.05 per share (excluding this charge, EPS was $0.62 per share)

•	96.8% portfolio occupancy rate at June 30, 2004

•	$46.0 million grocery-anchored shopping center acquisition on July 23, 2004

•	3.6% increase in same-property net operating income

•	177 leases executed, totaling 771,689 square feet (record leasing activity)

•	15.1% increase in base rent on same store new and renewed leases

•	31.1% debt to total market capitalization ratio at June 30, 2004

•	3.3 to 1.0 interest coverage ratio

•	$100.0 million of 10-year senior unsecured notes issued

•	$0.5425 per share quarterly common cash dividend paid

•	64.9% FFO payout ratio (61.6%, excluding one-time, non-cash charge)

(1)	See the last page of this press release for a reconciliation of GAAP net income to FFO.

Stuart A. Tanz, President and Chief Executive Officer of Pan Pacific stated, “During the second quarter, we again achieved strong operating results, driven by record-level leasing activity. We leased over 770,000 square feet of space and increased occupancy by 180 basis points since the first quarter, representing the largest quarterly occupancy gain on record for the company. Importantly, occupancy gains were achieved across each of our core markets. Furthermore, for the 27th consecutive quarter we achieved same property net operating income growth, posting a 3.6% increase in the second quarter.” Tanz also commented, “Along with generating strong internal growth, we are also continuing to enhance the overall quality of our portfolio through our acquisition and disposition programs. Year to date we have acquired $103 million of grocery-anchored shopping centers and expect to dispose of approximately $25 million of non-strategic assets by year-end.” Additionally, we continue to enhance our strong balance sheet. We recently refinanced $100 million of short-term floating rate debt with 10-year fixed-rate unsecured notes. Given our solid performance during the first six months of 2004 and our ongoing leasing, acquisition and disposition activities, we remain fully on track to achieve our previously stated growth objectives for the year.”

FINANCIAL RESULTS

For the three months ended June 30, 2004 total funds from operations (FFO) increased 3.9% to $34.4 million, compared with FFO for the three months ended June 30, 2003 of $33.1 million. On a per share basis, FFO increased 3.7% to $0.84 for the three months ended June 30, 2004 compared to $0.81 for the three months ended June 30, 2003. Included in FFO is a one-time non-cash, non-operational charge associated with the Company’s merger with Western Properties Trust in November 2000 (detailed below), totaling $1.9 million, or $0.04 per share. Excluding this charge, total FFO was $36.2 million, or $0.88 per share, representing an 8.6% increase on a per share basis.

Total revenue increased 7.4% to $71.0 million for the three months ended June 30, 2004 as compared to total revenue of $66.2 million for the three months ended June 30, 2003, after adjusting for discontinued operations in accordance with generally accepted accounting principles (GAAP). For the three months ended June 30, 2004, net income, including the aforementioned one-time charge, was $23.1 million or $0.57 per share, as compared to $28.2 million or $0.69 per share during the second quarter of 2003 which included $0.14 per share attributable to discontinued operations. Excluding the aforementioned one-time charge, net income was $25.0 million, or $0.62 per share. A reconciliation of GAAP net income to FFO is provided at the end of this press release.

As previously disclosed in the Company’s filings with the Securities and Exchange Commission, in December 2002 the Company settled litigation stemming from its merger with Western Properties Trust in November 2000. Subsequently, the Company sought, through litigation, to recover from its insurance carriers, legal and settlement costs. In July 2004, the Company received notice of the court’s ruling in favor of the insurance carriers. While the Company expects to appeal the court’s decision, it has recorded a write down of a $1.9 million receivable.

At June 30, 2004, the Company’s total market capitalization was approximately $3.0 billion (based on the market closing price of Pan Pacific’s common stock on June 30, 2004, assuming the conversion of operating subsidiary units to common stock, and total debt outstanding). At June 30, 2004, the Company had $937.2 million in debt outstanding, equating to a debt-to-total market capitalization ratio of 31.1%. The Company’s debt was comprised of: $503.4 million of fixed-rate, senior unsecured notes with a weighted average interest rate of 6.6%, and a weighted average maturity of 6.9 years; $323.3 million of fixed-rate, mortgage debt with a weighted average interest rate of 7.6%, and a weighted average maturity of 4.5 years; $104.5 million of floating-rate debt outstanding on the Company’s unsecured line of credit, which had a weighted average interest rate of 2.0% at June 30, 2004; and $6.0 million of floating-rate, property-level bonds bearing interest at a rate of 1.0% as of June 30, 2004.

For the quarter ended June 30, 2004, the Company’s interest coverage ratio was 3.3 to 1.0 (calculated as income from continuing and discontinued operations, excluding gain on sale, plus depreciation, amortization and interest expense, divided by interest expense).

On May 17, 2004, the Board of Directors declared a regular quarterly cash dividend of $0.5425 per share. The dividend was paid on June 15, 2004 to stockholders of record on May 28, 2004. The quarterly cash dividend equates to $2.17 per share on an annualized basis.

OPERATING RESULTS

Leasing Activity

At June 30, 2004, the Company’s portfolio was 96.8% leased to 3,270 tenants. For the three months ended June 30, 2004, the Company executed 177 leases (new and renewed) for 771,689 square feet of gross leasable area, and achieved a 15.1% increase over prior rents on a same-store basis.

Same Property Operating Results

With respect to the properties owned and operated by the Company and Center Trust for the entirety of both the three months ended June 30, 2004 and 2003, same property net operating income increased 3.6%.

Same Property Operating Data (In thousands)
	Three Months Ended June 30,
	2004	2003
Total revenue	$67,421	$65,089
Operating expenses	17,091	16,525

Operating income	$50,330	$48,564	3.6%

INVESTMENT ACTIVITY

On July 23, 2004, the Company acquired Foothill Marketplace, a grocery-anchored community shopping center located in Southern California, for $46.0 million. The center, totaling approximately 532,000 square feet, is located in Rancho Cucamonga, within the greater Los Angeles metropolitan market. The property is situated along Interstate 15 at Foothill Boulevard and has a trade area (5-mile radius) population base of approximately 225,400 with an average household income of approximately $74,300. Foothill Marketplace is currently 89% leased and is anchored by Food 4 Less Supermarket (a division of Kroger), Office Depot, PetSmart, Michael’s Arts & Crafts, Circuit City, Sport Chalet and Wal-Mart (not owned). The acquisition was financed with a draw under the Company’s unsecured credit facility.

CAPITAL MARKETS ACTIVITY

In May 2004, the Company issued $50.0 million, 5.95% senior unsecured notes due June 1, 2014. In July 2004, the Company completed the sale of an additional $50.0 million of these 5.95% senior unsecured notes due June 1, 2014. Net proceeds from these offerings, totaling $99.7 million, were used to repay a portion of the borrowings under the Company’s $300 million unsecured revolving credit facility.

2004 EARNINGS GUIDANCE

The Company confirmed 2004 FFO per share guidance to be in the range of $3.50 to $3.54, which includes the aforementioned one-time, $0.04 per share, non-cash charge. This guidance is based on current expectations and is forward-looking.

	Q3 ‘04	Year 2004
Expected earnings per share (diluted)	$0.64 - $0.66	$2.45 - $2.49
Add: expected depreciation and amortization	$0.25	$1.01
Add: expected operating subsidiary minority interests	$0.01	$0.04
Expected FFO per share diluted	$0.90 - $0.92	$3.50 - $3.54

2ND QUARTER 2004 CONFERENCE CALL

On Thursday, July 29, 2004, at 10:00 A.M. Eastern Time, the Company will be hosting a conference call to discuss its second quarter results for 2004. The Company’s remarks will be followed by a question and answer period, which will be limited to questions from analysts. Interested parties may participate in this conference call by dialing (877) 407-9210. A taped replay of the call will be available through August 28, 2004 at (877) 660-6853, pass code 1628, confirmation 109542.

A live web cast (listen-only mode) of the conference call will be available at www.pprp.com via a link to www.vcall.com. An online replay will also be available through August 28, 2004.

ABOUT PAN PACIFIC RETAIL PROPERTIES

Pan Pacific Retail Properties, Inc. is an equity real estate investment trust (REIT) traded on the New York Stock Exchange under the symbol PNP. The Company is the largest neighborhood shopping center REIT on the West Coast. Pan Pacific’s portfolio currently totals 132 properties, encompassing approximately 21.9 million square feet of retail space. The portfolio is principally diversified across five distinct regions in the Western United States: Northern California, Southern California, Washington, Oregon and Nevada.

Pan Pacific focuses on creating long-term stockholder value by specializing in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. The Company’s strategy is aimed at providing stockholders with long-term stable cash flow through maintaining a diverse portfolio and tenant base, balanced with consistent growth through implementing its acquisition and property management programs.

Pan Pacific is headquartered in Vista (San Diego), California, and has regional offices located in Sacramento, California; Kent, Washington; Portland, Oregon; and Las Vegas, Nevada.

Additional information on Pan Pacific is available on the Company’s web site at www.pprp.com.

(Note: Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which reflect management’s current views with respect to future events and financial performance. Forward-looking statements are subject to risks and uncertainties. Factors that could cause actual results to differ materially from expectations include market valuations of our stock, financial performance and operations of our shopping centers, real estate conditions, execution of shopping center development programs, successful completion of renovations, completion of pending acquisitions and dispositions, including the completion of customary due diligence and closing conditions, the Company’s ability to successfully integrate acquired assets, changes in the availability of additional acquisition and disposition opportunities, changes in local or national economic conditions, acts of terrorism or war and other risks detailed from time to time in reports filed with the Securities and Exchange Commission including the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.)

Consolidated Balance Sheets

(In thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS:
Properties, at cost:
Land	$510,420	$509,887
Buildings and improvements	1,379,680	1,374,663
Tenant improvements	54,198	49,793

	1,944,298	1,934,343
Less accumulated depreciation and amortization	(179,519)	(160,449)

	1,764,779	1,773,894

Investments in unconsolidated entities	1,399	3,223
Cash and cash equivalents	4,760	6,453
Accounts receivable	7,854	13,478
Accrued rent receivable	24,191	22,552
Notes receivable	7,414	7,844
Deferred lease commissions	12,880	11,029
Prepaid expenses	18,141	19,072
Other assets	60,021	5,803

	$1,901,439	$1,863,348

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Notes payable	$329,335	$345,077
Line of credit payable	104,500	48,250
Senior notes	503,409	503,708
Accounts payable, accrued expenses and other liabilities	37,653	41,703

	974,897	938,738
Minority interests	30,012	32,325

Stockholders’ equity:
Common stock	404	403
Paid in capital in excess of par value	954,338	952,973
Deferred compensation	(8,904)	(8,781)
Accumulated deficit	(49,308)	(52,310)

	896,530	892,285

	$1,901,439	$1,863,348

Consolidated Statements of Income

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	(unaudited)		(unaudited)

	2004	2003	2004	2003
REVENUE:
Base rent	$54,582	$51,340	$108,046	$99,453
Percentage rent	747	427	1,551	958
Recoveries from tenants	14,145	12,940	27,862	25,446
Income from unconsolidated entities	103	60	272	118
Other	1,455	1,386	2,828	2,216

	71,032	66,153	140,559	128,191

EXPENSES:
Property operating	9,491	8,935	19,178	18,741
Property taxes	5,936	5,490	11,639	10,883
Depreciation and amortization	10,928	10,154	21,888	19,258
Interest	15,139	14,695	30,389	28,521
General and administrative	3,453	4,015	6,759	8,195
Other	2,332	81	2,791	413

	47,279	43,370	92,644	86,011

INCOME FROM CONTINUING OPERATIONS BEFORE MINORITY INTERESTS AND DISCONTINUED OPERATIONS	23,753	22,783	47,915	42,180
Minority interests	(651)	(260)	(1,282)	(1,120)

INCOME FROM CONTINUING OPERATIONS BEFORE DISCONTINUED OPERATIONS	23,102	22,523	46,633	41,060
Discontinued operations	—	5,659	206	12,737

NET INCOME	$23,102	$28,182	$46,839	$53,797

Basic earnings per share:
Income from continuing operations	$0.58	$0.57	$1.17	$1.05
Discontinued operations	$—	$0.14	$—	$0.33
Net income	$0.58	$0.71	$1.17	$1.38
Diluted earnings per share:
Income from continuing operations	$0.57	$0.55	$1.16	$1.04
Discontinued operations	$—	$0.14	$—	$0.31
Net income	$0.57	$0.69	$1.16	$1.35

Calculation of Funds from Operations

(unaudited)

(in thousands, except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003*	2004	2003*
FUNDS FROM OPERATIONS:

Net Income	$23,102	$28,182	$46,839	$53,797
Plus depreciation and amortization expense	10,928	10,197	21,888	19,345
Plus depreciation on discontinued operations	—	20	—	159
Plus depreciation on unconsolidated entities	59	59	118	118
Less corporate FF&E depreciation (included above)	(72)	(155)	(140)	(299)
Less depreciation on minority interests	(66)	(56)	(131)	(56)
Plus operating subsidiary minority interests	410	118	806	843
Less gain on sale of discontinued operations	—	(5,282)	(178)	(8,054)

Funds From Operations	$34,361	$33,083	$69,202	$65,853

Funds From Operations Per Share	$0.84	$0.81	$1.68	$1.63
Diluted Weighted Average Shares Outstanding	41,103,866	41,029,679	41,091,332	40,345,595

*	For comparative purposes, amounts shown are as originally reported. The impact of revising the amounts for Statement of Financial Accounting Standards No. 144 has been excluded here so that the periods can be compared without the effect of reclassifying operating results for assets sold in subsequent periods. Revised financial results can be found in the Company’s most current Form 10-Q filed with the Securities and Exchange Commission

The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”) in April 2002 (the “White Paper”) defines Funds from Operations as net income (computed in accordance with accounting principles generally accepted in the United States of America, “GAAP”), excluding gains (or losses) on sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We believe that Funds from Operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative. The term FFO was designed by the real estate investment trust industry to address this issue. We compute Funds from Operations in accordance with standards established by the White Paper. Our computation of Funds from Operations may, however, differ from the methodology for calculating Funds from Operations used by other equity REITs and, therefore, may not be comparable to these other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to net income. FFO, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts that do not define it exactly as the NAREIT definition.

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